CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 59 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated January 12, 2000, relating to the financial statements and financial highlights which appear in the November 30, 1999 Annual Reports to Shareholders of Colonial Tax-Exempt Fund, Colonial Tax-Exempt Insured Fund, Colonial Intermediate Tax-Exempt Fund, Colonial Utilities Fund and Colonial High Yield Municipal Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.



/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
March 17, 2000